Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Robert A. Virtue, President Douglas A. Virtue, Executive Vice President Robert E. Dose, Chief Financial Officer Virco Mfg. Corporation (310) 533-0474
Virco Announces New Board Member
Torrance, California, February 18, 2011 — Virco Mfg. Corporation (NASDAQ: VIRC) announced the appointment of a new member of the Board of Directors in the following statement from Robert A. Virtue, President and CEO:
I am pleased to announce that William (Bill) Beer, President and CEO of Wenger Corporation has accepted our invitation to join Virco’s Board of Directors. Bill’s appointment is effective immediately, but as stockholders you’ll have the opportunity to vote on his directorship as part of this year’s proxy.
Our Company bylaws are specifically structured to allow for expansion of the Board from time to time as exceptional candidates become available to us. Bill Beer is one of those exceptional candidates.
As President and CEO of Wenger Corporation, the most highly regarded supplier of furniture, fixtures and equipment (FF&E) for the performing arts, Bill is a recognized leader in our industry. Before joining Wenger, Bill had a long and successful career in the home appliance industry, serving 31 years with Maytag Corporation in various executive positions in sales, marketing, manufacturing, engineering, and finally as President of Maytag Appliances, which he guided to over $4.8 billion in sales. His proven expertise in manufacturing as well as the development of successful business models for vertical markets will be invaluable to us as we continue to invest in our own U.S. factories to support new FF&E products and services for educational markets in America and around the world.